Exhibit 4.161

ASSET PURCHASE AGREEMENT

Made as of May 31, 2011

Between

Nevada Geothermal Power Inc.,
and its Subsidiaries

the “Purchaser”

and

Iceland America Energy Inc.

the “Vendor”

ARTICLE 1 INTERPRETATION		3
1.1	Definitions	3
1.2	Interpretation	8
1.3	Schedules	9
1.4	Currency	9
1.5	Accounting Terms	9
1.6	Knowledge	10

ARTICLE 2 PURCHASE AND SALE OF PURCHASED ASSETS		10
2.1	Deposit	10
2.2	Purchase and Sale of Purchased Assets	10
2.3	Liabilities of the Business	10
2.4	Pre-Closing Lease Payments	10
2.5	Employment	10

ARTICLE 3 TRANSFER AND SALE OF ASSETS		11
3.1	Payment of Purchase Price and Lease Prepayments	11
3.2	Allocation of Purchase Price	11
3.3	Payment of Taxes	11
3.4	Non-Assignable Contracts	12
3.5	Rule 144 Reporting	12

ARTICLE 4 REPRESENTATIONS AND WARRANTIES		13
4.1	Representations and Warranties of the Vendor	13
4.2	Representations and Warranties of the Purchaser	20
4.3	Commission	21
4.4	Non Waiver	21

ARTICLE 5 VENDOR COVENANTS		21
5.1	Conduct of Business	21
5.2	Renegotiation of Leases	22
5.3	Ram Action	22
5.4	Assumption of Well Related Bonds	22
5.5	Access to Information	22
5.6	Actions to Satisfy Closing Conditions	23
5.7	Destruction or Expropriation – Purchased Assets	23

ARTICLE 6 SURVIVAL OF REPRESENTATIONS & WARRANTIES AND INDEMNITY		23
6.1	Survival	23
6.2	Indemnification	24

ARTICLE 7 CONDITIONS PRECEDENT		26
7.1	Purchaser’s Conditions	26
7.2	Waiver and Termination by the Purchaser	28
7.3	Vendor’s Conditions	28
7.4	Waiver and Termination by the Vendor	29

ARTICLE 8 CLOSING ARRANGEMENTS		29
8.1	Time and Place of Closing	29
8.2	Closing Arrangements	29
8.3	Tender	31
8.4	Registration Expense	31

ARTICLE 9 NOTICES		31
9.1	Notice	31

ARTICLE 10 GENERAL		32
10.1	Entire Agreement	32
10.2	Amendment and Waiver	32
10.3	Severability	33
10.4	Expenses	33
10.5	Time	33
10.6	Assignment and Benefit of the Agreement	33
10.7	Further Assurances	33
10.8	Public Notices	33
10.9	Governing Law and Attornment	33
10.10	Counterparts and Electronic Execution	34

ASSET PURCHASE AGREEMENT

THIS AGREEMENT made the 31st day of May, 2011 (the “Effective Date”),

B E T W E E N:

Nevada Geothermal Power Inc., a corporation incorporated pursuant to the laws of the Province of British Columbia (“NGP”) and its subsidiary entities NGP Truckhaven LLC, Nevada Geothermal Power East Brawley LLC and Nevada Geothermal Power South Brawley LLC (collectively, the “Subsidiaries”) (NGP and the Subsidiaries are sometimes collectively referred to herein as the “Purchaser”)

- and -

Iceland America Energy Inc., a corporation incorporated pursuant to the laws of the State of California (the “Vendor” or “IAE”)

RECITALS:

(i)	The Vendor is the owner of various geothermal properties owned or leased in the State of California, USA; and

(ii)	The Purchaser has agreed to purchase, and the Vendor has agreed to sell, certain of the Vendor’s assets as used in its business in the State of California, USA and each has agreed to enter into this Agreement to provide for the terms and conditions upon which the purchase and sale will be effected;

NOW THEREFORE, in consideration of the premises and covenants contained in this Agreement, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement:

“Affiliate” of a Person means any other Person which, directly or indirectly, Controls or is Controlled by or is under common Control with the first Person, and includes any Person in like relation to an Affiliate;

“Agreement” means this Asset Purchase Agreement, including the recitals and schedules hereto, as the same may be amended or replaced from time to time;

“Applicable Law” means all current constitutions, treaties, laws, statutes, codes, ordinances, official plans, orders, decrees, rules, regulations, and by-laws, whether domestic, foreign or international of any Governmental Authority, and the common law, binding on or affecting any Person, property or matter referred to in the context in which such word is used;

“Assumed Liabilities” means the LEA Obligations, the ORMAT Obligations, Geothermal Leases and the Well Related Bonds, as more particularly described in Schedule 8;

“BLM” means the Bureau of Land Management;

“Business Day” means any day other than a day which is a Saturday, Sunday or a statutory holiday observed in the Province of British Columbia and State of California;

“Canadian Securities Commissions” means the British Columbia Securities Commission and the Alberta Securities Commission;

“Closing” means the completion of the purchase and sale of the Purchased Assets hereunder;

“Closing Date” means the 31st day of May, 2011, or as reasonably soon thereafter as possible, or such other date as the Parties may agree to in writing;

“Closing Documents” means the documents referred to in Sections 8.2.1 and 8.2.2;

“Consideration Shares” means those common shares in the capital of NGP to be issued to the Vendor and its nominees as part of the Purchase Price;

“Contracts” means all contracts, agreements, commitments and entitlements of the Vendor relating to the Geothermal Properties, other than the Geothermal Leases, as more particularly described in Schedule 5, and other than the Assumed Liabilities;

“Control” (including with correlative meanings the terms “Controlled by” and “under common Control with”) means, with respect to a corporation, the right to exercise the majority of the votes at a general meeting, together with the right to elect or appoint, directly or indirectly, a majority of the directors, or other persons who have the right to manage or supervise the management of the business and affairs, of that corporation, and in respect of any other Person means the power to direct or cause the direction of the business and affairs of such Person;

“Current Lease Payments” means those obligations that are due, or which will become due shortly after the Closing Date, under certain Geothermal Leases and other anticipated obligations described in Schedule 13;

“Deposit” has the meaning attributed to that term in Section 2.1;

“Disclosure Record” means NGP’s annual reports, financial statements, annual information forms, information circulars, material change reports (including material change reports filed on a confidential basis), technical reports, press releases and all documents filed with the Canadian Securities Commissions and/or the SEC, or otherwise publicly disseminated by NGP and information located on NGP’s website;

“East Brawley Properties” means those particular geothermal prospects located in Imperial County, California, as more particularly described in Schedule 4;

“Environmental Law” means all Applicable Law relating to protection of the environment, natural resources, health or safety, including those relating to Hazardous Substances;

“Excluded Assets” means all assets of Vendor not expressly defined as Purchased Assets, below, including without limitation:

(a)	all rights and benefits due to Vendor under this Agreement, including without limitation the Purchase Price (as defined below);

(b)	all cash and cash equivalents, notes receivable, and bank accounts of Vendor held by Vendor prior to the Closing;

(c)	all corporate books and records of the Vendor;

(d)

all rights, title and interest in and to the business names, trade names, domain names, registered and unregistered trademarks, service marks, patents, logos, or copyrights, which are owned, used or licensed by Vendor;

(e)	all insurance policies and marketing materials used by Vendor;

(f)	computer hardware and software, and all information related to other geothermal resources that have been investigated by the Vendor other than the Geothermal Leases; and

(g)

all assets, properties, rights and interests which are used generally in the business of the Vendor, and not reasonably required by the Purchaser in connection with the operation of the Purchased Assets.

“GAAP” means generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor entity, consistently applied;

“Geothermal Leases” means those leases entered into between the Vendor and the Geothermal Property Owners in respect of the Geothermal Properties, as more particularly described in Schedule 4;

“Geothermal Properties” means the East Brawley Properties, South Brawley Property and Truckhaven Properties Property, that are leased or subleased by the Vendor pursuant to the Geothermal Leases, as more particularly described in Schedule 4;

“Geothermal Property Owners” means the owners of the Geothermal Properties as more particularly described in Schedule 4;

“Governmental Authority” means any national, multi-national, federal, provincial, state, municipal, local or other government, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government;

“Hazardous Substance” means any solid, liquid, gas, micro-organism, odour, heat, sound, vibration or radiation, or any combination thereof, that may impair the natural environment, injure or damage property, human, animal or plant life, impair or adversely affect the health or safety of any Person or that is regulated under any Environmental Law;

“Interim Period” means the period beginning on the date of this Agreement up to and including the Closing Date;

“Jordan Lease” means the lease relating to one of the East Brawley Properties, as more particularly described in Schedule 4;

“LEA Obligations” means those financial obligations of the Vendor to Layman Energy Associates related to the Properties as more particularly described in Schedule 8;

“Licences and Permits” means all licences, registrations, quotas, qualifications, permits, authorizations, consents, and approvals, together with all applications for such licences or permits relating to the Purchased Assets, as more particularly described in Schedule 6;

“Material Adverse Change” means any change in the Purchased Assets or the use thereof which constitutes, or would reasonably be expected to constitute, a material adverse change, as determined from the perspective of a reasonable person in the Purchaser’s position;

“Material Adverse Effect” means, (a) in the case of the Vendor, any change or effect that constitutes or would reasonably be expected to constitute a material adverse change or effect in the Purchased Assets or the use thereof, as determined from the perspective of a reasonable person in the Purchaser’s position, or (b) in the case of the Purchaser, any change or effect that constitutes or would reasonably be expected to constitute a material adverse change or effect in the business, financial condition or results of operations of the Purchaser, as determined from the perspective of a reasonable investor in equity securities of the Purchaser;

“NGP East Brawley” means Nevada Geothermal Power East Brawley LLC, a Delaware limited liability corporation wholly-owned by an Affiliate of NGP;

“NGP South Brawley” means Nevada Geothermal Power South Brawley LLC, a Delaware limited liability corporation wholly-owned by an Affiliate of NGP;

“NGP Truckhaven” means NGP Truckhaven LLC, a Delaware limited liability corporation wholly-owned by an Affiliate of NGP;

“Non-Assignable Contracts” means any Contract or Licence:

(a)	which is not assignable without the consent of a third party, if such consent has not been obtained and an assignment or attempted assignment would constitute a breach of that Contract or Licence; or

(b)	in respect of which the remedies for the enforcement of that Contract or Licence available to the Vendor would not pass to the Purchaser.

“Ordinary Course of Business” means, with respect to any action taken by the Vendor, that such action is consistent with the past practice and custom of the Vendor in respect of the Geothermal Properties and is taken in the ordinary course of the normal day-today operations of the Vendor in respect of the Geothermal Properties;

“ORMAT Obligations” means those financial obligations of the Vendor to ORNI 5. related to the Truckhaven Properties as more particularly described in Schedule 8;

“Parties” means the Purchaser and the Vendor collectively, and “Party” means either of them;

“Permitted Encumbrances” means, in respect of the Purchased Assets:

(a)

Liens for Taxes, assessments and charges in favour of any Governmental Authority that are not yet due and payable;statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority that have not at the time been filed or registered against the Purchased Assets and that relate to obligations of the Vendor not due or delinquent;

(b)	zoning laws and other land use laws;

(c)	security interests of lenders and other financing charges registered against title to any of the Geothermal Properties; and

(d)

security given in the ordinary course of the Vendor’s business to any public utility or Governmental Authority in connection with the operations of the Purchased Assets, other than security for borrowed money;

all as more particularly described in Schedule 4

“Personal Information” means the information regulated by Privacy Laws and collected, used, disclosed or retained by the Vendor;

“Pon Lease” means the lease relating to one of the Truckhaven Properties, as more particularly described in Schedule 4;

“Pre-Closing Lease Payments” has the meaning attributed to that term in Section 2.4;

“Prepaid Expenses” means prepaid expenses related to the Purchased Assets as set forth in Schedule 11, which can be utilized by the Purchaser after the Closing including Taxes (other than those which are personal to the Vendor or not incurred in connection with the business of the Vendor), rents and telephone charges;

“Privacy Laws” means all Applicable Law governing the collection, use, disclosure and retention of information relating to an identifiable individual including the Personal Information Protection and Electronic Documents Act (Canada), the California Constitution, Article 1, section 1. and California Civil Code section 1798.81.5;

“Purchased Assets” means the following assets of the Vendor:

(a)

Books and Records – all business books and records related to the Geothermal Properties, including, without limitation, all financial, title, operating, technical and legal records, but not including corporate books and records of Vendor;

(b)	Contracts – the Contracts;

(c)	Geothermal Leases – the Geothermal Leases;

(d)	Tangible Assets –the tangible assets listed in Schedule 7 attached hereto;

(e)	Licences – the Licences, other than those that are not transferable at law;

(f)	Prepaid Expenses – the Prepaid Expenses;

(g)	Third Party Indemnities - all third party indemnities where the Vendor is an indemnified party and the proceeds afforded thereby which apply to any of the assets or undertaking of the Vendor;

(h)

Causes of Action - all rights pertaining to causes of action, judgements, claims, counterclaims, set off or defences that the Vendor may have with respect to the Purchased Assets or liabilities assumed, and in particular any potential legal proceedings with respect to the Ram Action;

“Purchaser’s Claim” has the meaning attributed to that term in Section 6.2.1;

“Purchase Price” has the meaning given to that term in Section 3.1;

“Ram Action” has the meaning attributed to that term in Section 4.1.18;

“SEC” means the United States Securities Exchange Commission;

“South Brawley Property” means that particular geothermal prospect located in Imperial County, California, as more particularly described in Schedule 4;

“Subsidiaries” means NGP Truckhaven, NGP East Brawley and NGP South Brawley;

“Taxes” means all taxes, duties, rates, levies, assessments, reassessments, withholdings, deductions, fees, dues and other charges, together with all penalties, interest and fines with respect thereto, payable to any Governmental Authority, including those referred to as, or with respect to, income, sales, use, transfer, goods and services, capital, capital gains, value added, real property, personal property, excise, customs, registration, payroll, employment, education, business, school, property, and local improvement;

“Third Party Claim” has the meaning attributed to that term in Section 6.2.3;

“Transaction Documents” means all agreements (other than this Agreement), documents and instruments to be executed and delivered by any Party or Parties hereto and provided for or contemplated herein and therein;

“Truckhaven Properties” means those particular geothermal prospects located in Imperial County, California, as more particularly described in Schedule 4;

“Vendor’s Claim” has the meaning attributed to that term in Section 6.2.2;

“Well Related Bonds” means the bonds described in Schedule 12;

1.2	Interpretation

In this Agreement:

1.2.1	Unless specified otherwise, reference to a statute includes any regulations under such statute and refers to that statute and such regulations as they may be amended or to any successor legislation.

1.2.2

The division into articles, sections, paragraphs and schedules and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement. The words “hereto”, “herein”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular portion of it. References to a Article, Section, Paragraph or Schedule refer to the applicable article, section, paragraph or schedule of this Agreement.

1.2.3

Words in the singular include the plural and vice versa, words in one gender include all genders, and the words “including”, “include” and “includes” mean “including (or include or includes) without limitation”.

1.2.4

“Person” means an individual, a corporation, a company, a limited liability company, an unlimited liability company, a partnership, a limited partnership, a trust, an unincorporated organization, a joint venture, a joint stock company and any Governmental Authority.

1.2.5	This Agreement is the joint product of the Parties, has been subject to mutual consultation, negotiation and agreement and will not be construed for or against any Party.

1.3	Schedules

The following are the Schedules to this Agreement:

Schedule 1	-	Allocation of Purchase Price
Schedule 2	-	Allocation of Consideration Shares
Schedule 3A	-	Form of Acknowledgement from Recipient of Consideration Shares (Non-US Residents)
Schedule 3B	-	Form of Acknowledgement from Recipient of Consideration Shares (US Residents)
Schedule 4	-	Geothermal properties, Geothermal Leases, Geothermal Property Owners, Permitted Encumbrances and Security Interests
Schedule 5	-	Contracts
Schedule 6	-	Licences and Permits
Schedule 7	-	Tangible Assets
Schedule 8	-	Assumed Liabilities
Schedule 9		Insurance Policies
Schedule 10		Environmental Matters
Schedule 11		Prepaid Expenses
Schedule 12		Well Related Bonds
Schedule 13		Current Lease Payments

1.4	Currency

All references in this Agreement to dollars or to “$” are deemed to be references to United States currency unless otherwise specifically indicated.

1.5	Accounting Terms

All accounting terms not specifically defined in this Agreement, and all accounting determinations and calculations, are to be interpreted and/or made in accordance with GAAP.

1.6	Knowledge

Any reference herein to the “knowledge” or the “best of the knowledge” of a Party means the actual knowledge, having made due and careful inquiry, of the following persons only:

(a)	as to the Vendor, Paul Wilson and the members of the Iceland America Energy Board of Directors; and

(b)	as to the Purchaser, Brian Fairbank and the members of the NGP Board of Directors.

ARTICLE 2
PURCHASE AND SALE OF PURCHASED ASSETS

2.1	Deposit

The Vendor acknowledges that the Purchaser has paid a deposit of US$100,000 (the “Deposit”) to the Vendor. The Deposit will be retained by the Vendor, in the event that the sale herein contemplated does not occur solely because of a default by the Purchaser under this Agreement, the Parties acknowledging the amount of such payment to be a genuine pre-estimate of the damages that would be suffered by the Vendor in such circumstances. Otherwise, the Deposit will be applied toward payment of the Purchase Price on Closing or will be refunded to the Purchaser failing Closing if Closing has failed on account that the Vendor is unable to satisfy any of the conditions set forth in Section 7.1.

2.2	Purchase and Sale of Purchased Assets

At the Closing Date, the Vendor agrees to sell, and the Purchaser agrees to purchase, through the Subsidiaries, the Purchased Assets (but in no event any of the Excluded Assets) for the Purchase Price as provided in Section 3.1.

2.3	Liabilities of the Business

The Purchaser will assume and be responsible for the commitments or liabilities of the Vendor arising from the Assumed Liabilities, Licences, Contracts and obligations that run with the Geothermal Properties and will not be responsible for any other liabilities of the Vendor.

2.4	Pre-Closing Lease Payments

The Parties acknowledge that the Purchaser has previously paid the sum of US$200,000 in order to maintain the De Jong lease in good standing (the “Pre-Closing Lease Payments”).

2.5	Employment

Upon Closing, the Purchaser shall have the option to enter into an employment contract with Paul Wilson, who is currently an officer of and consultant to the Vendor (“Wilson”). The terms of the employment agreement shall be settled by the Purchaser and Wilson.

The Vendor hereby consents to the employment of Wilson by the Purchaser and waives any and all complaints or claims of any nature whatsoever that the Vendor may have against the Purchaser or Wilson; provided that Wilson shall remain an officer of the Vendor after any employment by the Purchaser for the purpose of winding up the business and affairs of the Vendor and shall be permitted to act in such capacity while employed by the Purchaser to the extent that his efforts on behalf of the Vendor do not materially interfere with his employment obligations to the Purchaser.

ARTICLE 3
TRANSFER AND SALE OF ASSETS

3.1	Payment of Purchase Price and Lease Prepayments

The Purchaser will pay or deliver an aggregate of US$2,262,700 in consideration (the “Closing Payments”) to the Vendor or Vendor’s nominees on or prior to Closing as follows:

3.1.1	US$100,000 by way of written direction by the Purchaser to the Vendor on the Closing Date authorizing the release of the Deposit to the Vendor;

3.1.2	US$200,000 for the Pre-Closing Lease Payments (satisfied);

3.1.3	US$355,000 to be paid by the Purchaser as follows:

(a)	US$264,000 to be paid to the Vendor on the Closing Date;

(b)	US$91,000 to be paid by the Purchaser directly to certain Lessors on account of Current Lease Payments as indicated on Schedule 13; and

3.1.4

the issuance of 6,174,069 Consideration Shares (which Consideration Shares were deemed to have a value of Canadian $0.25 per Consideration Share, which is equivalent to US$1,507,700 at current exchange rates) to the Vendor or its nominees as more particularly set forth in Schedule 2. The Vendor acknowledges that the Consideration Shares shall be subject to resale restrictions under applicable securities laws (the value of such Consideration Shares plus the deposit set forth on Section 3.1.1 is referred to herein as the “Purchase Price”).

3.2	Allocation of Purchase Price

The parties agree that the Purchase Price will be allocated amongst the Purchased Assets in accordance with Schedule 1. The portions of the Closing Payments which constitute payments under certain leases that will benefit the Purchaser after the Closing will be deemed to be current payments of lease obligations by Purchaser to the extent applicable to any period following the Closing. The parties will file all tax returns in accordance with such allocation.

3.3	Payment of Taxes

The Purchaser will be liable for and will pay all applicable Taxes (other than any income Taxes of the Vendor) properly payable upon and in connection with the conveyance and transfer of the Purchased Assets to the Purchaser including any applicable state taxes such as land transfer tax.

3.4	Non-Assignable Contracts

3.4.1

The Vendor will use commercially reasonable efforts to obtain at the Vendor's expense, any consent to assignment which may be required for the assignment to the Subsidiaries of any such Non-Assignable Contract. If the Vendor has been unable to obtain any such consent prior to Closing, such Non-Assignable Contract will not be assigned and the Vendor will:

(a)	use its best efforts to obtain such consents within a reasonable time after the Closing;

(b)	to the extent legally possible, hold its right, title and interest in, to and under such Non-Assignable Contract for the benefit of the Purchaser until such consent is obtained;

(c)

use commercially reasonable efforts (without obligation to pay any fee or other compensation, other than contractual assignment fees) to obtain the consent to the assignment to the Subsidiaries of such Non-Assignable Contract;

(d)

take such action in the name of the Vendor or otherwise as the Purchaser may reasonably require and at the expense of the Purchaser so as to provide the Purchaser with the benefits of the Non-Assignable Contract; and

(e)

unless prohibited by the terms of the Non-Assignable Contract, authorize the Purchaser, at the Purchaser's expense, to perform all of the Vendor's obligations under such Non-Assignable Contract and constitute the Purchaser the attorney of the Vendor to act in the name of the Vendor with respect to such Non- Assignable Contract.

3.5	Rule 144 Reporting

With a view to making available to the persons receiving Consideration Shares hereunder (each, a "Holder") the benefits of certain rules and regulations of the SEC which may permit the sale of such shares to the public without registration, the Purchaser agrees to:

(a)

Make and keep current public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times, including without limitation making public disclosure of any material information disclosed to Vendor in connection with the transactions contemplated by this Agreement that is not currently publicly available within 30 days of the Closing;

(b)	File with the SEC, in a timely manner, all reports and other documents required of the Purchaser under the Exchange Act; and

(c)

For a period of two (2) years after the Closing Date, furnish to such Holder forthwith upon request: (i) a written statement by the Purchaser as to its compliance with the reporting requirements of Rule 144 of the Securities Act, and of the Exchange Act, or its qualification as a registrant, the securities of which may be resold pursuant to an effective registration statement (at any time after it so qualifies); (ii) a copy of the most recent annual or quarterly report of the Purchaser filed with the SEC; and (iii) such other reports and documents as a

Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of the Vendor

The Vendor represents and warrants to the Purchaser as follows, and acknowledges that the Purchaser is relying upon the accuracy of each such representation and warranty, all of which are material to the Purchaser:

CORPORATE MATTERS

4.1.1	Organization and Good Standing – The Vendor is a California corporation duly organized under the laws of the State of California, and is a valid and subsisting corporation under such laws.

4.1.2

Bankruptcy, etc. – No bankruptcy, insolvency or receivership proceedings have been instituted or are pending, or are, to the best of the Vendor’s knowledge, threatened, against the Vendor, and the Vendor is able to satisfy its open liabilities with the proceeds from the Transaction.

4.1.3

Capacity to Carry on Business – The Vendor has the corporate power to own, lease and operate its properties and assets and to carry on its business as it is currently being conducted, and the Vendor is duly qualified as a corporation to conduct its business in each jurisdiction where qualification is necessary.

4.1.4

Due Authorization, etc. – The Vendor has the corporate power and authority to enter into this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder; the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated by this Agreement and the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Vendor and its shareholders and directors.

4.1.5

No Violation – The execution and delivery by the Vendor of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereunder and thereunder will not result in the breach of any of the provisions of, or constitute a default under or conflict with or cause the acceleration of any of the obligations of the Vendor under:

(a)	any Contract;

(b)	any Geothermal Lease;

(c)	any provisions of the constating documents of the Vendor, or resolutions of its directors or shareholders or any agreement among shareholders of the Vendor;

(d)	any Licence;

(e)	any Applicable Law of the United States or the State of California; or

(f)	any judgment, decree or award of any United States or California Governmental Authority or arbitrator so as to prevent or otherwise affect the transfer of the Purchased Assets to the Purchaser.

4.1.6

Enforceability of Obligations – This Agreement and the Transaction Documents constitute valid and legally binding obligations of the Vendor enforceable against it in accordance with their terms, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, and other similar laws affecting enforceability of creditors’ rights generally, and that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

4.1.7

Title to Assets – Except for the Permitted Encumbrances, and except as set out in Schedule 4, the Vendor is the legal and beneficial owner of the Purchased Assets, with good and marketable title, free and clear of any title defects, deemed trusts, encumbrances or rights or claims of others of any kind. No other Person owns any of the Purchased Assets. None of the Purchased Assets are in the possession, or under the control, of any Person other than the Vendor.

4.1.8	No Options – No Person has any agreement or option, or any right capable of becoming an agreement or option, for the purchase from the Vendor of any of the Purchased Assets.

PROPERTY AND ASSETS

4.1.9

Vendor’s Security – The Parties acknowledge that Vendor has outstanding three bonds related to the Purchased Assets, which bonds are set forth in Schedule 12 hereto. Purchaser shall replace Vendor’s security deposit with all such bondholders, and the existing bonds shall be refunded to Vendor.

4.1.10	Location of Purchased Assets – All the Purchased Assets are located on the Geothermal Properties, or are located in Vendor’s corporate offices in Los Angeles.

4.1.11	Geothermal Properties – Schedule 4 sets out a full description of the Geothermal Properties. In addition:

(a)

the existing ownership, use, maintenance and operation of the Geothermal Properties, as well as, to the best of the Vendor’s knowledge, all prior use, maintenance and operation of the Geothermal Properties, have materially complied, and do materially comply, with all Applicable Law of the United States or California, including all Environmental Law, and with all covenants, restrictions, rights or easements affecting the Geothermal Properties;

(b)

there are no currently outstanding orders, requirements or directions of United States or California Governmental Authority requiring any work, or capital expenditures, with respect to the Geothermal Properties, and to the best of the Vendor’s knowledge, no such orders, requirements or directions are pending or threatened;

(c)

except for the Permitted Encumbrances, and except as disclosed by the registered title or in Schedule 4, the Geothermal Properties are not subject to any rights of way, licences, easements, options to purchase, tenancy, rights of first refusal, encumbrances, covenants, building or use restrictions, restrictions on or lack of access, exceptions, variances, reservations, or any other limitations;

(d)	there are no buildings, fixtures or improvements on any adjoining lands, whether public or private, that encroach on the Geothermal Properties;

(e)	to the best of the Vendor’s knowledge, there are no pending or threatened special assessments or development charges pertaining to the Geothermal Properties;

(f)

no part of the Geothermal Properties has been condemned, taken or expropriated by any United States or California Governmental Authority, nor has any notice or proceeding in respect thereof been given, commenced or threatened;

(g)

to the best of Vendor’s knowledge, the Geothermal Properties have adequate rights of access to and from public streets or highways for their normal operation and there is no fact or circumstance which could result in the termination or restriction of such access;

(h)

to the best of Vendor’s knowledge, there is no defect or condition affecting the Geothermal Properties (or the soil or the subsoil thereof) or any adjoining property which would impair its current or intended use;

(i)

all amounts for labour or material supplied to or on behalf of the Vendor relating to the construction, alteration or repair of the Geothermal Properties will be paid with the proceeds of the Transaction and no one has filed or has a right to file any builders', mechanics' or similar liens in respect thereof;

(j)

the Vendor has received no notice from any Governmental Authority concerning, and has no knowledge of: (i) the possible widening of streets abutting the Geothermal Properties; (ii) any change in the applicable planning by-laws (including the zoning classification) relating to the Geothermal Properties; or (iii) any change in the tax assessment of the Geothermal Properties, except any change that may result from its severance; nor is there currently pending any action, appeal or complaint to seek either a reduction or increase in the value of the Geothermal Properties for tax purposes;

(k)

the Vendor has received no written notice from, or on behalf of, any existing insurance carriers, nor, to the best of the Vendor’s knowledge, is there any indication that: (i) insurance rates will be increased as a result of any event relating to the Geothermal Properties (except as arising out of the normal day-to- day operation, maintenance and use of Geothermal Properties); (ii) there will be no renewal of the existing policies covering the Geothermal Properties; or (iii) alterations in the improvements on the Geothermal Properties are required;

(l)	the Vendor has had no boundary or water drainage disputes with the owner of any property adjacent to the Geothermal Properties, and has no knowledge of any existing such dispute;

(m)

the Vendor is in good standing, and has complied in all material respects with all of its obligations, under all applicable planning by-laws and plans relating to the Geothermal Properties (including any site plan agreement or development agreement registered against the Geothermal Properties), and the Vendor has paid all charges and provided all security required under any such by-laws, plans or agreements;

4.1.12	Geothermal Leases

(a)

The Vendor is not a party to any lease or agreement to lease or sublease or offer to lease in respect of any Geothermal Properties whether as lessor or lessee or sublessor or sublessee, other than the Geothermal Leases described in Schedule 4 relating to the Geothermal Properties, nor has the Vendor assigned or otherwise conveyed any interest in the Geothermal Properties;

(b)

Schedule 4 sets out the Parties to each of the Geothermal Leases, their dates of execution and expiration dates, any options to renew, the locations of the leased lands and premises and the rent payable thereunder;

(c)	Except as described in Schedule 4, the Vendor occupies, and has the exclusive right to occupy and use, the Geothermal Properties;

(d)

Each of the Geothermal Leases is in good standing and in full force and effect, and neither the Vendor nor, to the best of the Vendor’s knowledge, any other party thereto is in breach of any covenants or conditions contained therein;

(e)	The Vendor has provided a true and complete copy of each Geothermal Lease and all amendments thereto to the Purchaser.

4.1.13

Licences and Permits – All Licences and Permits which are necessary for the ownership and operation of the Purchased Assets have been obtained by the Vendor, are assignable, are in full force and effect, and are set out in Schedule 6 and copies thereof have been provided to the Purchaser. There have been no violations of the terms of any such Licence, and no proceedings are pending or threatened to revoke or limit any such Licence.

4.1.14

Contracts – All Contracts are set out and described in Schedule 5 and copies thereof have been provided to the Purchaser. Except for the Licences and Contracts, the Vendor is not a party to or bound by any material licence and contract, or other commitment relating to the Purchased Assets, whether oral or written. The Contracts are assiganable, are in full force and effect, unamended, and no default or breach exists in respect of any of them, nor, to the best of the Vendor’s knowledge, is any third party in default under them, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute a default under any of them.

4.1.15	Well Related Bonds – All bonds related to drilling geothermal wells on the Property are set out and described in Schedule 12 and copies thereof have been provided to the Purchaser.

APPROVALS, LITIGATION, ETC.

4.1.16	Insurance

(a)	The Vendor maintains all policies of insurance, issued by responsible insurers, as are appropriate to the Purchased Assets, in the amounts, and against the risks, as are customarily carried and insured against by owners of comparable businesses, properties and assets;

(b)	All such policies of insurance are in full force and effect, and will continue to be so until the Closing Date;

(c)

There is no default, whether as to the payment of premium or otherwise, under the terms of any policy, nor has the Vendor failed to give any notice or present any claim under any insurance policy in due and timely fashion;

(d)	Schedule 9 sets out all insurance policies, specifying the insurer, amount and type of insurance, maintained by the Vendor on the Purchased Assets, as well as any claims under those policies.

4.1.17

Litigation – There are no actions, investigations or proceedings before any court, arbitrator or Governmental Authority which, if decided adversely to the Vendor, might have a Material Adverse Effect on the Purchased Assets, nor, to the knowledge of the Vendor, are there any such actions, investigations or proceedings pending or threatened. There is not presently outstanding any judgment, decree, injunction, rule or order of any Governmental Authority which may have a Material Adverse Effect on title to the Purchased Assets, the ability of the Purchaser to carry on the operations with the Purchased Assets, or the ability of the Vendor to complete the transactions contemplated by this Agreement and the Transaction Documents.

4.1.18	Environmental Matters – Without limiting the generality of any other representation or warranty in this Agreement, in connection only with the Purchased Assets, and except as set out in Schedule 10:

(a)	the Vendor has been and is in compliance with all Environmental Law;

(b)

to the best of Vendor’s knowledge, no Hazardous Substance is present beneath the ground surface of, or is migrating to or from, any of the Geothermal Properties except in compliance with Environmental Law;

(c)

the Geothermal Properties have not been used by the Vendor for the disposal of waste, nor, to the best of the Vendor’s knowledge, have the Geothermal Properties been used at any time by any Person for the disposal of waste;

(d)

Neither the Vendor nor, to the Vendor’s knowledge, any other Person, has used or permitted to be used, except in compliance with Environmental Law, any of the Vendor’s property (including any of the Geothermal Properties) to generate, manufacture, process, distribute, use, treat, store, dispose of, transport and handle any Hazardous Substance, nor has it caused or permitted the release of any Hazardous Substance except in compliance with Environmental Law;

(e)

the Vendor has not received: (i) any notice of or been prosecuted for non- compliance with any Environmental Laws; or (ii) any notice alleging that it or any predecessor in title is responsible (or potentially responsible) for the clean-up of any Hazardous Substance; or (iii) any order from a Governmental Authority under Environmental Law; nor has the Vendor settled any such allegations of non-compliance. The Vendor has not received any orders from a Governmental Authority or directions relating to environmental matters requiring any plans, work, repairs or construction or capital expenditures to be made with respect to the Geothermal Properties;

(f)	no investigations have or are being conducted or, to the knowledge of the Vendor, threatened by any Governmental Authority against the Vendor pursuant to any Environmental Law;

(g)	to the best of Vendor’s knowledge, the Geothermal Properties do not contain any:

(i)	underground storage tanks;

(ii)	asbestos;

(iii)	polychlorinated biphenyls;

(iv)	radioactive materials; or

(v)	septic tanks or waste disposal pits in which process wastewater or any Hazardous Substance has been discharged or disposed of;

(h)

the Vendor will provide to the Purchaser as part of the Books and Records provided hereunder copies of all environmental audits, evaluations, assessments, reports, information, studies or tests relating to the Geothermal Properties in the possession or control of the Vendor;

(i)

there have been no health or safety occurrences affecting the Geothermal Properties, including, without limitation, the presence of any industrial disease or any occupational illness in the workplace or among any of the Vendor’s employees, which could or did result in an action or claim against the Vendor by any of its employees, former employees or their respective dependants, heirs or legal personal representatives or under any applicable insurance programs, workers’ compensation laws or other Environmental Law;

(j)

to the best of Vendor’s knowledge there are no facts, circumstances or conditions that directly or indirectly relate to the Purchased Assets or the past or present conduct of its business by the Vendor with respect to environmental, health or safety matters that have existed or now exist and already have had or may have a Material Adverse Effect on the Purchased Assets or that may give rise to any significant liability to or prosecution of the Purchaser concerning the protection, preservation or remediation of the environment, whether air, land, surface water or ground water.

4.1.19

Ram Action – the Vendor has provided the Purchaser with information relating to a potential claim by the Vendor against Ram Power Corp for breach of a Non- Disclosure Agreement dated November 10, 2008, between the Vendor and Yeheskel “Hezy” Ram, acting in his capacity as CEO of Ram Power Corp.

4.1.20

Consents – There are no consents, authorizations, licences, franchise agreements, permits or orders of any Person required to permit the Vendor to complete the transactions contemplated by this Agreement, except for consents required for the assignment of any Non-Assignable Contract and consents that may be required by the LEA Assumed Obligations.

4.1.21

Employees, etc. – To the best of the Vendor’s knowledge, there are no Persons formerly employed by the Vendor who have been laid off but retain recall or reinstatement rights pursuant to any collective agreement or statute.

TAX AND FINANCIAL MATTERS

4.1.22	Taxes

(a)

All Taxes required to be withheld or collected by the Vendor have been duly withheld, and collected and the Vendor has remitted or will remit such amounts to the appropriate United States or California Governmental Authority within the time prescribed for doing so under Applicable Law. There are no claims for Taxes which might result in an encumbrance on any of the Purchased Assets.

4.1.23

Liabilities – There are no liabilities of the Vendor, whether accrued, contingent, undisclosed, determined or determinable, in respect of which the Purchaser may become liable on or after the Closing Date, other than those described in Schedule 8.

4.1.24	Conduct of Business in Ordinary Course – Since February 22, 2011,

(a)	the business and operations of the Vendor in respect of the Purchased Assets has been operated in the Ordinary Course of Business, consistent with past practice, and the Vendor has not:

(i)	incurred any obligation, entered into any transaction or acquired, encumbered or disposed of any property relating to the Purchased Assets except in the Ordinary Course of Business; or

(ii)	been made aware of any anticipated loss from any contract which would have a Material Adverse Effect; and

(b)	there has not been a Material Adverse Change in the Purchased Assets; and

(c)	there has not been any agreement by the Vendor to do any of the foregoing.

GENERAL

4.1.25

Rights, Privileges etc. – There are no material rights, privileges or advantages presently enjoyed by the Vendor in respect of the Purchased Assets which might be lost as a result of the consummation of the transactions contemplated under this Agreement and the Transaction Documents.

4.1.26	Compliance With Privacy Laws

(a)

To the best of Vendor’s knowledge, the collection, use and retention of the Personal Information by the Vendor, the disclosure or transfer of the Personal Information by the Vendor to any third parties and transfer of the Personal Information by the Vendor to the Purchaser as part of the Purchaser's due diligence and as contemplated by this Agreement or any Transaction Document complies with all Privacy Laws.

(b)	There are no restrictions on the collection, use, disclosure and retention of the Personal Information by the Vendor except as provided by Privacy Laws.

(c)

There are no investigations, actions, claims or demands, whether statutory or otherwise, pending, or to the knowledge of the Vendor, threatened, with respect to the collection, use, disclosure or retention of the Personal Information by the Vendor.

(d)

No judgment or order, whether statutory or otherwise, is pending or has been made, and no notice has been given pursuant to any Privacy Laws, requiring the Vendor to take (or to refrain from taking) any action with respect to the Personal Information.

4.1.27

Disclosure – None of the foregoing representations, warranties and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such representation, warranty or statement not misleading to a prospective purchaser of the Purchased Assets seeking full information concerning the matters which are the subject of those representations, warranties and statements.

4.2	Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Vendor as follows:

4.2.1

Organization and Good Standing – NGP is a corporation incorporation and organized under the laws of the Province of British Columbia and is a valid and subsisting corporation under such laws. NGP has filed all required local, regional, national and international corporate compliance documents.

4.2.2

No Material Adverse Effect - Since the date of NGP’s most recently filed Annual Report on Form 20-F with the SEC, no Material Adverse Effect exists, and no facts have developed that reasonably could result in a Material Adverse Effect that has not been disclosed in NGP’s Disclosure Record, or has been disclosed in writing by the Purchaser to the Vendor.

4.2.3	Bankruptcy, etc. – No bankruptcy, insolvency or receivership proceedings have been instituted or are pending or are, to the best of the Purchaser’s knowledge, threatened against the Purchaser.

4.2.4

Due Authorization, etc. – The Purchaser has the corporate power and authority to enter into this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder; the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated by this Agreement and the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Purchaser and its directors and shareholders.

4.2.5

Enforceability of Obligations – This Agreement and the Transaction Documents constitute valid and legally binding obligations of the Purchaser enforceable against it in accordance with their terms, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, and other similar laws affecting enforceability of creditors’ rights generally, and that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

4.2.6

Consents – There are no consents, authorizations, licences, franchise agreements, permits, or orders of any Person required to permit the Purchaser to complete the transactions contemplated by this Agreement and the Transaction Documents;

4.2.7

No Violation – The execution and delivery by the Purchaser of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereunder and thereunder will not result in the breach of any of the provisions of, or constitute a default under or conflict with or cause the acceleration of any of the obligations of the Purchaser any contract or contract to which it is a party.

4.2.8	Consideration Shares – Upon issuance, the Consideration Shares will be duly issued as fully-paid and non-assessable common shares in the capital of the Purchaser.

4.2.9

Disclosure – None of the reports or other documents filed by NGP with the Canadian Securities Commissions, the SEC or on the Disclosure Record contains any untrue statement of material fact or omits to state any material fact necessary to make any such statement not misleading, except as has been disclosed in writing by the Purchaser to the Vendor.

4.3	Commission

Each Party hereby acknowledges that Purchaser has not engaged a Person that is entitled to a brokerage commission, finder’s fee or other like payment in connection with the transactions contemplated by this Agreement and the Transactions, and, further, that Vendor owes a brokerage commission to MDB Capital, that such brokerage commission is the sole obligation of Vendor to pay, and that such brokerage commission shall be paid to MDB Capital from the proceeds of the Transaction.

4.4	Non-Waiver

No investigations made by or on behalf of either of the Parties will have the effect of waiving, diminishing the scope of, or otherwise affecting any representation or warranty made in this Agreement.

ARTICLE 5
VENDOR COVENANTS

5.1	Conduct of Business

The Vendor covenants that during the Interim Period it will:

5.1.1	Continue Insurance – continue in force all insurance maintained by it in respect of the Purchased Assets.

5.1.2	Compliance with Laws –comply with all Applicable Law of each jurisdiction in which the it carries on business.

5.1.3

Material Changes –not take any action which would result in any Material Adverse Change in or to the Purchased Assets or sell, transfer, dispose of or encumber any of the Purchased Assets, other than in the Ordinary Course of Business.

5.2	Renegotiation of Leases

The Vendor covenants that during the Interim Period it will:

5.2.1	Jordan Lease – ensure that the drilling requirement on the Jordan Lease is extended, on financial terms acceptable to the Purchaser, acting reasonably, for a minimum of two (2) additional years.

5.2.2

Pon Lease - re-negotiate the Pon Lease, on terms acceptable to the Purchaser, acting reasonably, for a minimum term of eight (8) years from the Closing Date including provision to hold the Pon Lease by production for the maximum term permitted by Applicable Law.

5.2.3

Amend LEA Obligations – use its best efforts to negotiate an amendment to the LEA Obligations such that these obligations shall only apply to new leases which may be acquired by the Vendor or the Purchaser from the owners of the mineral interests, but the LEA Obligations shall not apply to lands combined with existing third party leases (e.g. Ram Power).

5.3	Ram Action

The Vendor will permit the Purchaser and its employees, agents, counsel, accountants and other representatives to have access to all books and records relating to the Ram Action and the Vendor will assist the Purchaser with its review of such books and records.

5.4	Assumption of Well Related Bonds

The Vendor shall arrange for preparation of documents necessary for NGP to assume the Well Related Bonds at or subsequent to Closing.

5.5	Access to Information

5.5.1

The Vendor will permit the Purchaser and its employees, agents, counsel, accountants and other representatives to have access during normal business hours to the premises of the Vendor, and to all the books, accounts, records and other data of the Purchased Assets and will furnish to the Purchaser any information with respect to the Purchased Assets, including copies of pertinent books, records and other documents, as the Purchaser may from time to time reasonably request to enable it to make a full and complete investigation of the Purchased Assets, and the Vendor will instruct its officers, employees, solicitors, accountants and other advisors to cooperate fully with and assist the Purchaser in that investigation.

5.5.2

Without limiting the generality of Section 5.5.1, the Vendor will permit the Purchaser and its employees, agents, counsel, accountants, and other consultants or representatives, during the Interim Period, to conduct such environmental and occupational health and safety review, sampling, or testing as the Purchaser may reasonably deem to be necessary.

5.6	Actions to Satisfy Closing Conditions

Each Party agrees to take all possible actions, and to use its best efforts to cause other actions to be taken, so as to ensure compliance with any conditions set out in Article 7 which are for the benefit of the other Party.

5.7	Destruction or Expropriation – Purchased Assets

Up to the Closing Date, all risk of loss or damage by fire or other cause or hazard to the Purchased Assets will remain with the Vendor and the Vendor will hold all insurance policies and any proceeds of those policies in trust for the Vendor and the Purchaser. If, prior to the Closing Date, there occurs any destruction or damage by fire or other cause or hazard to any of the Purchased Assets, or if the Purchased Assets or any part of them are expropriated or forcefully taken by any Governmental Authority, or if notice of intention to expropriate a part of the Purchased Assets has been filed in accordance with applicable legislation, then:

5.7.1	where that destruction, damage or expropriation would constitute a Material Adverse Change, the Purchaser may terminate this Agreement by notice to the Vendor; or

5.7.2

where that destruction, damage or expropriation would not constitute a Material Adverse Change, the Purchaser must complete the purchase and sale of the Purchased Assets, in which event all insurance proceeds or expropriation proceeds, as the case may be, will be assigned and/or paid by the Vendor to the Purchaser.

ARTICLE 6
SURVIVAL OF REPRESENTATIONS & WARRANTIES AND INDEMNITY

6.1	Survival

6.1.1

Survival – All representations and warranties of the Parties contained herein or in the Transaction Documents will survive the Closing and the execution and delivery of conveyances provided for herein or in the Transaction Documents for a period of two (2) years after the Closing Date and will continue during that period in full force and effect and will not merge thereon or therein.

Notwithstanding the foregoing:

(a)	any claim arising from a representation or warranty contained herein which is based upon or relates to:

(i)	the provisions of Sections 4.1.1, 4.1.4, 4.1.5, 4.1.6 ,4.1.8 and 4.1.11;

(ii)	title to the Purchased Assets;

(iii)	any breach of a representation or warranty involving fraud or fraudulent misrepresentation or any breach of any representation or warranty involving Hazardous Substance or Environmental Law; or

(iv)	the provisions of Sections 4.2.1, 4.2.4, and 4.2.5;

will survive indefinitely and will not merge thereon or therein; and

(b)

any claim arising from a representation or warranty contained herein which is based upon or relates to existing or potential liability for Taxes will survive for a period of ninety (90) days after expiry of the normal reassessment period described in Applicable Law in relation to such Taxes and any further time during which a reassessment may be made on account of neglect, carelessness or wilful default and will not merge thereon or therein.

6.2	Indemnification

6.2.1	Indemnification by the Vendor

(a)

The Vendor agrees to indemnify and hold the Purchaser harmless against and in respect of any loss, damage, claim, cost or expense whatsoever, including legal fees on a full indemnity basis and actual accounting, consultant or advisor expenses, which the Purchaser may incur or be required to pay (a “Purchaser’s Claim”), arising in connection with the following matters:

(i)	any knowing or grossly negligent inaccuracy or material breach of any representation or warranty of the Vendor contained in this Agreement or any Transaction Document;

(ii)	any material breach or non-performance by the Vendor of any covenant or agreement to be performed by the Vendor contained in this Agreement or any Transaction Document;

(iii)

all liabilities of the Vendor (whether accrued, actual, contingent) or any loss relating to the Purchased Assets accruing up to and including the Closing Date except as assumed by the Purchaser pursuant to this Agreement;

(iv)

any non-compliance with any Environmental Law relating to or arising from, directly or indirectly, any past or present activity or operation of the Purchased Properties by the Vendor up to the Closing Date; and

(v)	any and all claims for brokerage, commissions, finders' fees or similar claims which the Vendor may have committed to pay to third Persons.

(b)

Notwithstanding the provisions of Section 6.2.1(a), above, the Purchaser will be entitled to be indemnified by the Vendor only in the event and to the extent that the aggregate amount of all Purchaser’s Claims exceeds US$250,000.00, provided, however, that this threshold amount will not apply in respect of any Purchaser’s Claim arising from wilful misrepresentation or fraud or any matter set out in Section 6.1.1(a) and any obligation on the part of the Vendor to adjust the Purchase Price. The maximum liability of the Vendor under this Section 6.2.1 will be limited to US$3,155,000.00, except that neither the liability of the Vendor to pay to the Purchaser any adjustment to the Purchase Price nor the liability of the Vendor to indemnify the Purchaser pursuant to Section 6.2.1(a)(iii) above is subject to or included in this maximum liability.

6.2.2	Indemnification by Purchaser

(a)

The Purchaser agrees to indemnify and hold the Vendor harmless against and in respect of any loss, damage, claim, cost or expense whatsoever, including legal fees on a full indemnity basis and actual accounting, consultant or advisor expenses, which the Vendor may incur or be required to pay, (a “Vendor’s Claim”), arising in connection with the following matters:

(i)	any inaccuracy or breach of any representation or warranty of the Purchaser contained in this Agreement or any Transaction Document;

(ii)	any breach or non-performance by the Purchaser of any covenant or agreement to be performed by the Purchaser contained in this Agreement or any Transaction Document; and

(iii)	any and all claims for brokerage, commissions, finders' fees or similar claims which the Purchaser may have committed to pay to third Persons.

(b)

Notwithstanding the provisions of Section 6.2.2(a), above, the Vendor will be entitled to be indemnified by Purchaser only in the event and to the extent that the aggregate amount of all Vendor’s Claims exceeds $250,000.00, provided, however, that this threshold amount will not apply in respect of any claim arising from wilful misrepresentation or fraud. The maximum liability of the Purchaser under this Section 6.2.2 will be limited to $3,155,000.00. , except that the liability of the Purchaser to pay the Purchase Price to the Vendor is not subject to or included in this maximum liability.

6.2.3	Claims by Third Parties

(a)

For the purposes of this Section 6.2.3, “Third Party Claim” means any demand which has been made by or on behalf of any Person other than a Party and which, if maintained or enforced, might result in a loss, liability or expense of the nature described in Subsection 6.2.1.

(b)	Upon notice of any Third Party Claim in respect of which the Purchaser proposes to demand indemnification from the Vendor, the Purchaser will give notice to that effect to the Vendor.

(c)

The Vendor will have the right, exercisable by giving notice to the Purchaser not later than 30 days after receipt of the notice described in Section 6.2.3(b), to assume the control of the defense, compromise or settlement of the Third Party Claim, provided that:

(i)	the Vendor will first deliver to the Purchaser its written consent to be joined as a party to any action or proceeding; and

(ii)

the Vendor will, at the request of the Purchaser, furnish it with reasonable security against any costs or other liabilities to which it may be or become exposed by reason of the Vendor’s defence, compromise or settlement.

(d)

Upon the assumption of control by the Vendor, the Vendor will diligently proceed with the defence, compromise or settlement of the Third Party Claim at the Vendor’s sole expense, including employment of counsel reasonably satisfactory to the Purchaser, and the Purchaser will co-operate fully, but at the expense of the Vendor, to make available to the Vendor all pertinent information and witnesses under the Purchaser’s control, and to make any assignments and take any other steps which, in the opinion of counsel for the Vendor, are necessary to enable the Vendor to conduct a defence, provided that Purchaser will be entitled to reasonable security from the Vendor for any expense, costs or other liabilities to which it may become exposed by reason of its co-operation.

(e)

The final determination of any Third Party Claim, including any determination of related costs and expenses, will be binding and conclusive upon the Parties as to the validity of that Third Party Claim.

(f)

Should the Vendor fail to give notice to the Purchaser as provided in Section 6.2.3(c), the Purchaser will be entitled to make any settlement of the Third Party Claim it deems, in its sole discretion, to be advisable, and that settlement will be binding upon the Vendor.

ARTICLE 7
CONDITIONS PRECEDENT

7.1	Purchaser’s Conditions

The obligation of the Purchaser to complete the transactions contemplated by this Agreement will be subject to the satisfaction of, at or before the Closing Date, each of the following conditions precedent:

7.1.1

Truth and Accuracy of Representations of the Vendor – All representations and warranties of the Vendor made pursuant to this Agreement will be true and complete as at the Closing Date and with the same effect as if made as of the Closing Date and the Purchaser will have received a certificate to that effect from a senior officer of the Vendor.

7.1.2	Performance of Obligations – The Vendor will have performed or complied with all its obligations and agreements under this Agreement.

7.1.3

Corporate Approvals – All necessary corporate action will have been taken by the shareholders and directors of the Vendor to approve the execution and delivery of this Agreement and the Transaction Documents, and performance by the Vendor hereunder or thereunder.

7.1.4

Geothermal Properties Documentation – The Purchaser will have received all material documents including, but not limited to, title searches, technical data and all associated information concerning the Geothermal Properties.

7.1.5	Pon Lease – The Purchaser will be satisfied that the Pon Lease will have been extended or renegotiated, as set forth in Section 5.2.2.

7.1.6	Jordan Lease – The Purchaser will be satisfied that the Vendor extended the drilling requirement on the Jordan Lease for a minimum of two (2) additional years, as set forth in Section 5.2.1.

7.1.7	Amend LEA Obligations – The Purchaser will be satisfied with the terms of an amendment to the LEA Obligations, as set forth in Section 5.2.3.

7.1.8	Closing Documentation –The Purchaser will have received duly executed original copies of the Closing Documents.

7.1.9	Estoppel Certificates – The Purchaser will have received a certificate from each of the Geothermal Property Owners confirming:

(a)	the applicable Geothermal Lease is in good standing;

(b)	all payments owing under an applicable Geothermal Lease are current;

(c)	no third party has been assigned a right to the applicable Geothermal Lease; and

(d)	their consent to the transfer of the applicable Geothermal Lease to the Purchaser or the Subsidiaries.

7.1.10	Title Confirmation – The Purchaser will be satisfied that all existing and amending Memoranda of Geothermal Leases will have been recorded on title in respect of the Geothermal Properties.

7.1.11

Consents to Assignment - all consents from, or notifications to, any Person, required by any of the Contracts and Licences in connection with the completion of the transactions contemplated by this Agreement will have been obtained or given.

7.1.12

Consents, Authorizations and Registrations – All consents, orders and authorizations of Governmental Authority required in connection with the completion of the transactions contemplated by this Agreement will have been obtained.

7.1.13	Stock Exchange Approval – the TSX Venture Exchange will have granted conditional acceptance for the transaction contemplated by the Agreement.

7.1.14	No Material Adverse Change – A senior officer of the Vendor will have executed and delivered to the Purchaser a certificate stating that, as of the Closing Date:

(a)	the representations and warranties of the Vendor contained in this Agreement are true and correct after giving effect to the transactions contemplated by this Agreement;

(b)

the Vendor has complied with all covenants and satisfied all the conditions contained in this Agreement on its part to be performed or satisfied (except those waived in writing by the Purchaser) at or prior to the Closing Date; and

(c)	there has been no Material Adverse Change in the Purchased Assets.

7.1.15

No Actions Taken Restricting Sale – No action or proceeding will be pending or threatened by any Person to restrict, prohibit or invalidate the transactions contemplated under this Agreement and the Transaction Documents, or which might affect the right of the Purchaser to own or control any of the Purchased Assets from and after Closing.

7.1.16	Vendor Legal Opinion— Purchaser shall be satisfied in its sole discretion with the form and content of the legal opinion of Vendor’s attorney to be delivered to Purchaser at the Closing.

7.1.17	Discharge of non-Permitted Encumbrances – All encumbrances affecting the Purchased Assets and not comprising Permitted Encumbrances will have been discharged.

7.2	Waiver and Termination by the Purchaser

The conditions contained in Section 7.1 hereof are inserted for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time. The Vendor acknowledges that the waiver by the Purchaser of any condition or any part of any condition will constitute a waiver only of such condition or such part of such condition, as the case may be, and will not constitute a waiver of any covenant, agreement, representation or warranty made by the Vendor that corresponds or is related to such condition or such part of such condition, as the case may be. If any of the conditions contained in Section 7.1 hereof are not fulfilled or complied with as herein provided, the Purchaser may, at or prior to the Closing, at the Purchaser's sole option, rescind this Agreement by notice in writing to the Vendor and, in such event, the Purchaser will be released from all obligations hereunder. In such event, the Vendor will also be released from all obligations hereunder upon return of the Deposit to the Purchaser.

7.3	Vendor’s Conditions

The obligation of the Vendor to complete the transactions contemplated by this Agreement will be subject to the satisfaction of, at or before the Closing Date, each of the following conditions precedent:

7.3.1

Truth and Accuracy of Representations of the Purchaser – All of the representations and warranties of the Purchaser made pursuant to this Agreement will be true and complete as at the Closing Date and with the same effect as if made as of the Closing and the Vendor will have received a certificate to that effect from a senior officer of the Purchaser.

7.3.2	Corporate Approval – the directors of the Vendor and, if deemed necessary by Vendor, the shareholders of Vendor will have approved the Agreement.

7.3.3	Performance of Obligations – The Purchaser will have complied with all its obligations and agreements under this Agreement.

7.3.4

Consents to Assignment - all consents from, or notifications to, any Person, required by any of the Contracts and Licences in connection with the completion of the transactions contemplated by this Agreement will have been obtained or given.

7.3.5

Consents, Authorizations and Registrations – All consents, orders and authorizations of Governmental Authority required in connection with the completion of the transactions contemplated by this Agreement will have been obtained.

7.3.6

No Actions Taken Restricting Sale – No action or proceeding will be pending or threatened by any Person to restrict, prohibit or invalidate the transactions contemplated under this Agreement and the Transaction Documents, or which might affect the right of the Vendor to transfer the Purchased Assets at the Closing.

7.3.7	Purchaser Legal Opinion—Vendor shall be satisfied in its sole discretion with the form and content of the legal opinion of Purchaser’s solicitors to be delivered to Vendor at the Closing.

7.3.8	No Material Adverse Change – A senior officer of the Purchaser will have executed and delivered to the Vendor a certificate stating that, as of the Closing Date:

(a)	the representations and warranties of the Purchaser contained in this Agreement are true and correct after giving effect to the transactions contemplated by this Agreement;

(b)

the Vendor has complied with all covenants and satisfied all the conditions contained in this Agreement on its part to be performed or satisfied (except those waived in writing by the Vendor) at or prior to the Closing Date; and

(c)	there has been no Material Adverse Effect as to the Purchaser, except as disclosed in writing by the Purchaser.

7.4	Waiver and Termination by the Vendor

The conditions contained in Section 7.3 hereof are inserted for the exclusive benefit of the Vendor and may be waived in whole or in part by the Vendor at any time. The Purchaser acknowledges that the waiver by the Vendor of any condition or any part of any condition will constitute a waiver only of such condition or such part of such condition, as the case may be, and will not constitute a waiver of any covenant, agreement, representation or warranty made by the Purchaser herein that corresponds or is related to such condition or such part of such condition, as the case may be. If any of the conditions contained in Section 7.3 hereof are not fulfilled or complied with as herein provided, the Vendor may, at or prior to the Closing, at the Vendor's sole option, rescind this Agreement by notice in writing to the Purchaser and, in such event, the Vendor will be released from all obligations hereunder. In such event, the Purchaser will also be released from all obligations hereunder except that the Deposit shall become nonrefundable, subject to Section 2.1.

ARTICLE 8
CLOSING ARRANGEMENTS

8.1	Time and Place of Closing

The Closing will take place at 10:00 a.m. on the Closing Date at the offices of Dongell Lawrence Finney LLP, 707 Wilshire Boulevard, Suite 4500, Los Angeles, California 90017, or at any other place to which the Parties agree.

8.2	Closing Arrangements

At the Closing Date, upon fulfilment of all the conditions under this Agreement which have not been waived in writing:

8.2.1

Delivery of Closing Documents by Vendor – The Vendor will deliver to the Purchaser the following, fully executed where applicable, and in each case, in form and substance satisfactory to the Purchaser:

(a)	discharges of all encumbrances affecting the Purchased Assets and not comprising Permitted Encumbrances;

(b)	specific assignments of the Geothermal Leases together with the consent to such assignment and estoppel certificates from each of the Geothermal Property Owners;

(c)

general conveyance agreements and all bills of sale, transfers and other assignments or conveyances as may be necessary to vest legal and beneficial ownership to the Purchased Assets in the name of the Purchaser;

(d)

subject to Section 3.4, an assignment of the LEA Obligations, the ORMAT Obligations, Contracts and transferable Licences and consents of third parties to such assignments where necessary pursuant to the terms of such agreements;

(e)	possession of the Purchased Assets;

(f)

assignment of any and all rights of the Vendor concerning the Ram Action, and a covenant of the Vendor to use its best efforts and to take all reasonable actions to assist the Purchaser with respect to any legal proceedings which may be commenced by the Purchaser in connection with the Ram Action;

(g)

a Certificate of Status issued by Secretary of State of the State of California confirming that Vendor is active as a Corporation in good standing under the laws of the State of California and is authorized to exercise all of its powers, rights and privileges in the State of California.

(h)	certified copies of the resolutions of the shareholders and directors of the Vendor authorizing the transactions contemplated in this Agreement and the Transaction Documents;

(i)	Certificate of senior officer of the Vendor confirming accuracy of representations and warranties and no Material Adverse Change;

(j)	a certificate of each of the recipients of the Consideration Shares listed in Schedule 2, in the form set forth in Schedule 3(A) of (B), as applicable;

(k)	a legal opinion of the Vendor's solicitors in a form previously agreed upon by Purchaser and Vendor; and

(l)	such further documents and assurances as may be reasonably required by the Purchaser' solicitors in order to complete the sale of the Purchased Assets contemplated herein.

8.2.2

Delivery of Closing Documents by Purchaser – The Purchaser will deliver to the Vendor the following, fully executed where applicable, and in each case, in form and substance satisfactory to the Vendor:

(a)	payment of the portion of the Purchase Price payable pursuant to Section 3.1.4;

(b)	certificates representing the Consideration Shares, registered as directed by the Vendor in Schedule 2;

(c)	Certificate of Good Standing from the British Columbia Registrar of Companies confirming that the Purchaser has made all necessary corporate filings;

(d)	certified copies of the resolutions of the directors of the Purchaser authorizing the transactions contemplated in this Agreement and the Transaction Documents;

(e)	Certificate of senior officer of NGP confirming accuracy of representations and warranties and no Material Adverse Change;

(f)	a legal opinion of the Purchaser's solicitors in a form previously agreed upon by Purchaser and Vendor; and

(g)

such further documents and assurances as may be reasonably required by the Vendor's solicitors in order to complete the sale of the Purchased Assets and the Business as contemplated in this Agreement and the Transaction Documents.

8.3	Tender

Any tender of documents or money hereunder may be made upon the Parties or their respective counsel, and money may be tendered by wire transfer, official bank draft drawn upon a Canadian chartered bank or federally regulated bank in the United States or by negotiable cheque payable in United States funds and certified by a Canadian chartered bank or federally regulated bank in the United States.

8.4	Registration Expense

The Vendor will be responsible for all fees, charges and expenses of providing to the Purchaser registrable transfers of all Purchased Assets. The Purchaser will be responsible to pay all fees, charges and expenses of recording and registering such transfers.

ARTICLE 9
NOTICES

9.1	Notice

9.1.1

Any notice, direction or other communication required or contemplated by any provision of this Agreement (a “Notice”) will be in writing and given by personal delivery, by registered mail, by overnight courier or by telecopier and addressed:

in the case of a Notice to the Vendor, at:

Iceland America Energy, Inc.
707 Wilshire Blvd., Suite 4500
Los Angeles, CA 90017, USA

Telecopier (Fax) No.: (213) 943-6101

with a copy to, for information purposes only:

Tal C. Finney, Esq.
Dongell Lawrence Finney LLP
707 Wilshire Boulevard, Suite 4500
Los Angeles, CA 90017, USA
Facsimile No. (213) 943-6101

in the case of a Notice to the Purchaser, at:

Nevada Geothermal Power Inc.
Suite 840 – 1140 West Pender Street
Vancouver, BC V6E 4G1
Telecopier (Fax) No.: (604) 688-5926

with a copy to, for information purposes only:

Miller Thomson LLP
1000 – 840 Howe Street
Vancouver, BC V6Z 2M1
Telecopier (Fax) No.: (604) 643-1200

9.1.2	Any Notice:

(a)

delivered before 4:30 p.m. local time on a Business Day will be deemed to have been received on the date of delivery and any Notice delivered after 4:30 p.m. local time on a Business Day or delivered on a day other than a Business Day, will be deemed to have been received on the next Business Day.

(b)

mailed will be deemed to have been received seventy two (72) hours after the date it is postmarked, provided that if the day on which the Notice is deemed to have been received is not a Business Day, then the Notice will be deemed to have been received on the next Business Day.

(c)

sent by telecopier before 4:30 p.m. local time on a Business Day will be deemed to have been received when the sender receives the answer back confirming receipt by the recipient, provided that any telecopy received after 4:30 p.m. local time on a Business Day or received on a day other than a Business Day will be deemed to have been received on the next Business Day.

9.1.3

If the Party sending the Notice knows or might reasonably be expected to know that, at the time of sending or within 72 hours thereafter, normal mail service has been disrupted, then the Notice may only be sent (or re-sent) by delivery, overnight courier or telecopier.

9.1.4

Any Party may change its address for service, its fax number, the name of the individual to the attention of whom a Notice is to be sent or the person to whom a copy of the Notice is to be sent, by written notice given to the other Parties in accordance with this Article 9.

ARTICLE 10
GENERAL

10.1	Entire Agreement

This Agreement and the Transaction Documents constitute the entire agreement between the Parties relating to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, including the letter of intent entered into by the Parties dated February 22, 2011. There are no representations, warranties, conditions, covenants or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement and the Transaction Documents, except as specifically set forth herein and therein.

10.2	Amendment and Waiver

This Agreement may only be amended or terminated by written agreement signed by each Party hereto. Any waiver of any provision of this Agreement will be effective only if it is in writing and signed by the Party to be bound thereby, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement will operate as a waiver of such right. No single or partial exercise of any such right will preclude any further or other exercise of such right.

10.3	Severability

If any provision of this Agreement is determined to be invalid, illegal or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement, and the remaining provisions will remain in full force and effect.

10.4	Expenses

Except as otherwise provided in this Agreement, all costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the Party incurring those expenses.

10.5	Time

Time is of the essence of this Agreement.

10.6	Assignment and Benefit of the Agreement

Neither this Agreement nor any of the rights or obligations under this Agreement are assignable by either Party without the prior written consent of the other Party. Subject to that condition, this Agreement will enure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

10.7	Further Assurances

Each Party agrees that upon the reasonable written request of the other Party, at any time, it will perform all acts and execute all documents as may be necessary or desirable to effect the purpose of this Agreement or to better evidence the transactions contemplated by this Agreement, whether before or after the Closing.

10.8	Public Notices

No press release, public statement or announcement or other public disclosure with respect to this Agreement or the transactions contemplated hereby may be made except with the prior written consent and joint approval of the Parties (which consent and approval will not be unreasonably withheld), or if required by Applicable Law or a Governmental Authority. Where such disclosure is required by Applicable Law or a Governmental Authority, the Party required to make the disclosure will use its best efforts to obtain the approval of the other Party as to the form, nature and extent of the disclosure.

10.9	Governing Law and Attornment

This Agreement is governed by and will be construed in accordance with the laws of the State of California without regard to conflict of law principles. Each Party irrevocably attorns to the exclusive jurisdiction of the courts of the State of California with respect to any matter arising under or relating to this Agreement.

10.10	Counterparts and Electronic Execution

This Agreement may be executed in any number of counterparts each of which will be deemed to be an original, and all of which taken together will be deemed to constitute one and the same instrument.

This Agreement may be executed and delivered by electronic means and each of the Parties may rely on such electronic execution as though it were an original hand-written signature

IN WITNESS WHEREOF the Parties have executed this Agreement as of the Effective Date hereof.

NEVADA GEOTHERMAL POWER INC.

Per:
Name: Brian Fairbank

Title:

NGP TRUCKHAVEN LLC

Per:
Name: Brian Fairbank

Title:

NEVADA GEOTHERMAL POWER EAST
BRAWLEY LLC

Per:
Name: Brian Fairbank

Title:

NEVADA GEOTHERMAL POWER
SOUTH BRAWLEY LLC

Per:
Name: Brian Fairbank

Title:

ICELAND AMERICA ENERGY, INC.

Per:
Name: Paul E. Wilson

Title: Chief Executive Officer

SCHEDULE 1
ALLOCATION OF PURCHASE PRICE

Purchased Asset	Allocation of Purchase Price (US$)
Truckhaven Properties	$1,250,000
East Brawley Properties	$800,000
South Brawley Properties	$100,000
Tangible Assets, as per Schedule 7	$12,700
Total:	$2,162,700

SCHEDULE 2
ALLOCATION AND DELIVERY OF CONSIDERATION SHARES

Vendor Nominee (“Recipient”)	No. of Consideration Shares
Reykjavik Energy Invest hf	2,309,198
Bæjarhálsi 1, 110 Reykjavík
Iceland
Reykjavik Energy Invest hf	2,203,861
Bæjarhálsi 1, 110 Reykjavík
Iceland
Dongell Lawrence Finney LLP	523,668
707 Wilshire Blvd, 45th Floor
Los Angeles CA 90017
213.943.6100
Feanaro, LLC	225,427
202 Calle Miramar
Redondo Beach CA 90277
310.529.1380
MDB Capital Group LLC	279,649
401 Wilshire Boulevard, Suite
1020
Santa Monica CA 90024
310.526.5000
Paul Wilson	339,049
2024 Eden Avenue
Glendale CA 91206
Layman Energy Associates, Inc.	200,000
1582 Cordova Drive
San Luis Obispo, CA 93405
USA
Banack Capital Group Inc.	93,217
38 Avenue R., Suite 802
Toronto ON M5R 2G2
TOTAL:	6,174,069

SCHEDULE 3 (A)
FORM OF ACKNOWLEDGEMENT FROM RECIPIENT OF CONSIDERATION SHARES
(NON-US RESIDENTS)

To:	Nevada Geothermal Power Inc. (the “Issuer”)

In connection with the Consideration Shares to be issued to the undersigned (the “Recipient”) further to the Agreement:

1.	The undersigned Recipient acknowledges that:

(a)	no securities commission or similar regulatory authority has reviewed or passed on the merits of the Consideration Shares;

(b)	there is no government or other insurance covering the Consideration Shares;

(c)

there are risks associated with the purchase of the Consideration Shares and the Recipient is knowledgeable or experienced in business and financial matters and is capable of evaluating the merits and risks of an investment in the Consideration Shares and is capable of bearing the economic risk of the investments;

(d)

there are restrictions on the Recipient’s ability to resell the Consideration Shares and it is the responsibility of the Recipient to find out what those restrictions are and to comply with them before selling the Consideration Shares;

(e)

the Issuer has advised the Recipient that the Issuer is relying on an exemption from the requirements to provide the Recipient with a prospectus and to sell securities through a person registered to sell securities under the Applicable Law and, as a consequence of acquiring securities pursuant to this exemption, certain protections, rights and remedies provided by the Applicable Law, including, in most circumstances, statutory rights of rescission or damages, will not be available to the Recipient;

(f)

no prospectus has been or is intended to be filed by the Issuer with any securities regulatory authority in connection with the issuance of the Consideration Shares, the issuance is intended to be exempted from the prospectus requirements of the Applicable Law and as a consequence of acquiring the Consideration Shares pursuant to these exemptions:

(i)	the Recipient is restricted from using most of the civil remedies available under the Applicable Law;

(ii)	the Recipient may not receive information that would otherwise be required to be provided to the Purchaser under the Applicable Law; and

(iii)	the Issuer is relieved from certain obligations that would otherwise apply under the Applicable Law;

(g)	the Recipient acknowledges that the Issuer’s counsel is acting as counsel to the Issuer and not as counsel to the Recipient.

2.	The Represent represents and warrants to the Issuer that, as at the date of execution hereof:

(a)	the Recipient and any beneficial purchaser for whom it is acting is resident at the following address:

and such address was not created and is not used solely for the purpose of acquiring the Consideration Shares.

(b)	no person has made to the Receipient any written or oral representations:

(i)	that any person will refund the purchase price of the Consideration Shares;

(ii)	as to the future price or value of any of the Consideration Shares; or

(iii)	that any of the Consideration Shares will be listed and posted for trading on a stock exchange or that application has been made to list and post any of the Consideration Shares for trading on any stock exchange;

(c)

the Recipient has been advised to consult its own legal and tax advisors with respect to applicable resale restrictions and tax considerations, and it is solely responsible for compliance with applicable resale restrictions and applicable tax legislation;

(d)	if the Recipient is a resident of an International Jurisdiction (which is defined herein to mean a country other than Canada or the United States), then the Recipient represents and warrants that:

(i)	the Recipient is knowledgeable of, or has been independently advised as to, the International Securities Laws (which is defined herein to mean, any securities laws having application to the Recipient and the issuance of the Consideration Shares other than the laws of Canada and the United States and all regulatory notices, orders, rules, regulations, policies and other instruments incidental thereto) which would apply to this subscription, if any;

(ii)	the Recipient is acquiring the Recipient pursuant to an applicable exemption from any prospectus, registration or similar requirements under the International Securities Laws of that International Jurisdiction, or, if such is not applicable, the Recipient is permitted to acquire the Consideration Shares under the International Securities Laws of the International Jurisdiction without the need to rely on exemptions;

(iii)	the acquisition by the Recipient does not contravene any of the International Securities Laws applicable to the Recipient and the Issuer and does not give rise to any obligation of the Issuer to prepare and file a prospectus or similar document or to register the Consideration Shares or to be registered with any governmental or regulatory authority;

(iv)	the International Securities Laws do not require the Issuer to make any filings or seek any approvals of any kind whatsoever from any regulatory authority of any kind whatsoever in the International Jurisdiction; and

(v)	the Consideration Shares are being acquired for investment purposes only and not with a view to resale and distribution, and the distribution of the Consideration Shares to the Recipient by the Issuer complies with all International Securities Laws;

(e)

if required by applicable securities legislation, policy or order or by any securities commission, stock exchange or other regulatory authority, the Recipient will execute, deliver, file and otherwise assist the Issuer in filing, such reports, undertakings and other documents with respect to the issuance of the Consideration Shares as may be required;

(f)

the Recipient acknowledges that the Securities are highly speculative in nature and that there are significant risks associated with the acquisition of the Consideration Shares and the Recipient has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of an investment in the Consideration Shares, fully understands the speculative nature of the Consideration Shares and is able to bear the economic risk of loss of its entire investment;

All Capitalized terms used, but not otherwise defined herein, have the meaning ascribed to them in the Agreement to which this form is attached.

Dated _____________________________2011.

(b)	X
(d)	Signature of individual (if Recipient is an individual)
(f)	X
(h)	Authorized signatory (if Recipient is not an individual)
(j)
(l)	Name of Recipient (please print)
(n)
(p)	Name of authorized signatory (please print)
(r)
(t)	Official capacity of authorized signatory (please print)

SCHEDULE 3 (B)
FORM OF ACKNOWLEDGEMENT FROM RECIPIENT OF CONSIDERATION SHARES
(US RESIDENTS)

To:	Nevada Geothermal Power Inc. (the “Issuer”)

In connection with the Consideration Shares to be issued to the undersigned (the “Recipient”) further to the Agreement:

3.	The undersigned Recipient acknowledges that:

(a)	no securities commission or similar regulatory authority has reviewed or passed on the merits of the Consideration Shares;

(b) (c)

there is no government or other insurance covering the Consideration Shares;

there are risks associated with the purchase of the Consideration Shares and the Recipient is knowledgeable or experienced in business and financial matters and is capable of evaluating the merits and risks of an investment in the Consideration Shares and is capable of bearing the economic risk of the investments;

(d)

there are restrictions on the Recipient’s ability to resell the Consideration Shares and it is the responsibility of the Recipient to find out what those restrictions are and to comply with them before selling the Consideration Shares;

(e)

the Issuer has advised the Recipient that the Issuer is relying on an exemption from the requirements to provide the Recipient with a prospectus and to sell securities through a person registered to sell securities under the Applicable Law and, as a consequence of acquiring securities pursuant to this exemption, certain protections, rights and remedies provided by the Applicable Law, including, in most circumstances, statutory rights of rescission or damages, will not be available to the Recipient;

(f)

no prospectus has been or is intended to be filed by the Issuer with any securities regulatory authority in connection with the issuance of the Consideration Shares, the issuance is intended to be exempted from the prospectus requirements of the Applicable Law and as a consequence of acquiring the Consideration Shares pursuant to these exemptions:

(i)	the Recipient is restricted from using most of the civil remedies available under the Applicable Law;

(ii)	the Recipient may not receive information that would otherwise be required to be provided to the Purchaser under the Applicable Law; and

(iii)	the Issuer is relieved from certain obligations that would otherwise apply under the Applicable Law;

(g)	the Recipient acknowledges that the Issuer’s counsel is acting as counsel to the Issuer and not as counsel to the Recipient.

4.	The Recipient represents and warrants to the Issuer that, as at the date of execution hereof:

(a)	the Recipient and any beneficial purchaser for whom it is acting is resident at the following address:

and such address was not created and is not used solely for the purpose of acquiring the Consideration Shares.

(b)	no person has made to the Recipient any written or oral representations:

(i)	that any person will refund the purchase price of the Consideration Shares;

(ii)	as to the future price or value of any of the Consideration Shares; or

(iii)	that any of the Consideration Shares will be listed and posted for trading on a stock exchange or that application has been made to list and post any of the Consideration Shares for trading on any stock exchange;

(c)

the Recipient has been advised to consult its own legal and tax advisors with respect to applicable resale restrictions and tax considerations, and it is solely responsible for compliance with applicable resale restrictions and applicable tax legislation;

(d)

if required by applicable securities legislation, policy or order or by any securities commission, stock exchange or other regulatory authority, the Recipient will execute, deliver, file and otherwise assist the Issuer in filing, such reports, undertakings and other documents with respect to the issuance of the Consideration Shares as may be required;

(e)

the Recipient acknowledges that the Securities are highly speculative in nature and that there are significant risks associated with the acquisition of the Consideration Shares and the Recipient has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of an investment in the Consideration Shares, fully understands the speculative nature of the Consideration Shares and is able to bear the economic risk of loss of its entire investment;

(f)	Recipient is a resident of the United States, and represents and warrants that:

(i)	it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities and it is able to bear the economic risk of loss of its entire investment in the Consideration Shares;

(ii)	the Issuer has provided to it the opportunity to ask questions and receive answers concerning the terms and conditions of the transaction and it has had access to such information concerning the Issuer as it has considered necessary or appropriate in connection with its investment decision to acquire the Securities;

(iii)	it is acquiring the Securities for its own account, for investment purposes only and not with a view to any resale, distribution or other disposition of the Securities in violation of the United States securities laws;

(iv)	it understands the Securities have not been and will not be registered under the United States Securities Act of 1933, as amended (the “1933 Act”) or the securities laws of any state of the United States and that the sale contemplated hereby is being made in reliance on an exemption from such registration requirements;

(v)	if the Recipient is an individual (that is, a natural person and not a corporation, partnership, trust or other entity), then it satisfies one or more of the categories indicated below (please place an “X” on the appropriate lines):

[ ]	A natural person (or an IRA (Investment Retirement Account) of such person) whose individual net worth, or joint net worth with that person’s spouse, at the date of this Certification exceeds US $1,000,000 (excluding the net value of any primary residence or, if the amount due under mortgage(s) thereon exceeds the market value thereof and the lender has recourse against such person(s) or their other assets for the shortfall, such shortfall shall be deducted from the net worth);

[ ]	A natural person (or an IRA (Investment Retirement Account) of such person) who had an individual income in excess of US $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of US $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(vi)	if the Recipient is a corporation, partnership, trust or other entity), then it satisfies one or more of the categories indicated below (please place an “X” on the appropriate lines):

[ ]	An organization described in Section 501(c)(3) of the United States Internal Revenue Code, a corporation, a Massachusetts or similar business trust or partnership, not formed for the specific purpose of acquiring the Securities, with total assets in excess of US $5,000,000;

[ ]	A trust that (a) has total assets in excess of US $5,000,000, (b) was not formed for the specific purpose of acquiring the Securities and (c) is directed in its acquisition of securities by a person who has such knowledge and experience in financial and business matters that he/she is capable of evaluating the merits and risks of an investment in the Securities;

[ ]	An investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act;

[ ]	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

[ ]	A private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940; or

[ ]	An entity in which all of the equity owners satisfy the requirements of one or more of the foregoing categories.

(vii)	it has not acquired the Securities as a result of any form of general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, internet, television or other form of telecommunications, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(viii)	if it decides to offer, sell or otherwise transfer any of the Securities, it will not offer, sell or otherwise transfer any of such Securities directly or indirectly, unless:

(A)	the sale is to the Issuer;

(B)	the sale is made outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the 1933 Act and in compliance with applicable local laws and regulations;

(C)	the sale is made pursuant to the exemption from the registration requirements under the 1933 Act provided by Rule 144 thereunder and in accordance with any applicable state securities or “blue sky” laws; or

(D)	the Securities are sold in a transaction that does not require registration under the 1933 Act or any applicable state laws and regulations governing the offer and sale of securities; and

(E)	it has prior to such sale pursuant to subsection (c) or (d) furnished to the Issuer an opinion of counsel reasonably satisfactory to the Issuer.

(ix)	the certificates representing the Securities (and any certificates issued in exchange or substitution for the Securities) will bear a legend in substantially the form as follows:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”). THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY; (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT OR (C) IN ACCORDANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS; OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND, IN THE CASE OF PARAGRAPH (C) OR (D), THE SELLER FURNISHES TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION TO SUCH EFFECT. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE GOOD DELIVERY IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.”

Delivery of certificates bearing such a legend may not constitute “good delivery” in settlement of transactions on Canadian stock exchanges or over-the-counter markets. If the Issuer is a “foreign issuer” with no “substantial U.S. market interest” (all within the meaning of Regulation S under the 1933 Act) at the time of sale, a new certificate, which will constitute “good delivery”, will be made available to the Recipient upon provision by the Recipient of a declaration in a form acceptable to the Issuer together with such other evidence of the availability of an exemption as the Issuer or its transfer agent may reasonably require.

(x)	it understands and agrees that there may be material tax consequences to the Recipient of an acquisition or disposition of the Securities. The Issuer gives no opinion and makes no representation with respect to the tax consequences to the Recipient under United States, state, local or foreign tax law of the undersigned’s acquisition or disposition of such Securities, in particular, no determination has been made whether the Issuer will be a “passive Foreign investment company” (“PFIC”) within the meaning of Section 1291 of the United States Internal Revenue Code;

(xi)	it understands and agrees that the financial statements of the Issuer have been prepared in accordance with Canadian generally accepted accounting principles, which differ in some respects from United States generally accepted accounting principles, and thus may not be comparable to financial statements of United States companies;

(xii)	it consents to the Issuer making a notation on its records or giving instructions to any transfer agent of the Issuer in order to implement the restrictions on transfer set forth and described in this document;

(xiii)	it is resident in the United States of America, its territories and possessions or any state of the United States or the District of Columbia (collectively the “United States”), a “U.S. Person” as such term is defined in Regulation S of the 1933 Act or was in the United States at the time the Asset Purchase Agreement to which this document is a Schedule was executed;

(xiv)	it understands that the Securities are “restricted securities” under applicable federal securities laws and that the 1933 Act and the rules of the SEC provide in substance that the Recipient may dispose of the Securities only pursuant to an effective registration statement under the 1933 Act or an exemption therefrom, and, other than as set out herein, the Recipient understands that the Issuer has no obligation to register any of the Securities or to take action so as to permit sales pursuant to the 1933 Act (including Rule 144 thereunder). Accordingly, the Recipient understands that absent registration, under the rules of the SEC, the Recipient may be required to hold the Securities indefinitely or to transfer the Securities in “private placements” which are exempt from registration under the 1933 Act, in which event the transferee will acquire “restricted securities” subject to the same limitations as in the hands of the Recipient. As a consequence, the Recipient understands that it must bear the economic risks of the investment in the Securities for an indefinite period of time;

(xv)	it understands and acknowledges that the Issuer is not obligated to remain a “foreign issuer”; and

(xvi)	it has no intention to distribute, and shall not transfer, either directly or indirectly any of the Securities to any person within the United States or to U.S. persons, as defined in Regulations S (a “US Person”) except pursuant to an effective registration statement under the 1933 Act, or an exemption therefrom.

All Capitalized terms used, but not otherwise defined herein, have the meaning ascribed to them in the Agreement to which this form is attached.

Dated _____________________________2011.

(v)	X
(x)	Signature of individual (if Recipient is an individual)
(z)	X
(bb)	Authorized signatory (if Recipient is not an individual)
(dd)
(ff)	Name of Recipient (please print)
(hh)
(jj)	Name of authorized signatory (please print)
(ll)
(nn)	Official capacity of authorized signatory (please print)

SCHEDULE 4
GEOTHERMAL PROPERTIES, GEOTHERMAL LEASES, GEOTHERMAL PROPERTY
OWNERS, PERMITTED ENCUMBRANCES AND SECURITY INTERESTS

Lease Owners	Prospect	Gross	Net Acres	Percent	Encumbrances	Expiration
		Acres		Net Acres	or Security	Date
					Interests

DeJong	East Brawley	4,985.99	2,085.00	41.88%	(1)	Mar 1, 2013 (3)
Jordan	East Brawley	660.00	660.00	100.00%	(1)	Feb 1, 2013 (3)
Rutherford I	East Brawley	953.36	953.36	100.00%	(1)	Jun 13, 2012 (3)
Rutherford II	East Brawley	160.00	160.00	100.00%	(1)	Jun 13, 2012 (3)

Smith Brothers	South Brawley	1,920.00	960.00	50.00%	(1)	Mar 28, 2040

BLM 43003	Truckhaven	1,280.00	1,280.00	100.00%	(1)	Oct 1, 2019 (4)
SF Pacific	Truckhaven	1,920.00	1,920.00	100.00%	(1)	Apr 1, 2012 (5)

Salton Sea Energy Investments, Inc.	Truckhaven (Ormat)	184.26	184.26	100.00%	(1) (2)	Feb 1, 2012 (5)
Atkinson Hughes	Truckhaven (Ormat)	2.36	2.36	100.00%	(1) (2)	Feb 8, 2012 (5)
Pon	Truckhaven (Ormat)	2,222.52	1,902.52	85.60%	(1) (2)	Mar 25, 2015 (6)
BLM 43302	Truckhaven (Ormat)	651.96	651.96	100.00%	(1) (2)	Oct 1, 2019 (4)

	Total	14,940.45	10,759.46	72.06%

(1) subject to LEA Obligations , see Schedule 8
(2) subject to ORMAT Obligations, see Schedule 8
(3) lease can be extended for a further 4 years if satisfy Extension Conditions described below
(4) subject to BLM requirement to fully commit lease to geothermal unit acceptable to the BLM within 6 months after the effective date, failing which lease is subject to cancellation
(5) extension in progress
(6) Pon lease negotiation in progress. New lease has 4 year primary term and 12 year extension at higher rent

“Extension Conditions” applicable to the DeJong, Jordan, Rutherford I and Rutherford II leases:

If at the time of expiration of the primary term, the lessee is not in breach of the agreement, no current default exists, and the lessee has not been late with more than three monetary obligations, the lease may be extended for four more years if the lessee can demonstrate to the reasonable satisfaction of the lessor that the lessee has:

1) Engaged in sufficient research of the resources on the property to support drilling operations; and

2) engaged in drilling operations or engaged in the construction of a geothermal power plant on or near the property which will use resources from the property or commenced the process of permitting or the construction of a geothermal power facility on or near the property which will use resources from the property.

OR

3) received a report confirming that the resources on the property will support the development of a 20 MW or larger power project on or near the property; and

4) received and accepted a financeable power purchase agreement from a wholesale purchaser or regulated utility which identifies the property as the source of some or all of the resources to be used under the PPA.

SCHEDULE 5
CONTRACTS

None

SCHEDULE 6
LICENCES AND PERMITS

1.	Water discharge permit: Phillips Truckhaven 1 Well

2.	Water discharge permit: Iceland America Energy Truckhaven 1 Well

3.	Access permit: Iceland America Energy Truckhaven 1 Wellpad, CA Department of Parks and Recreation

4.	Conditional Use Permit: Iceland America Energy Truckhaven 1 Well

SCHEDULE 7
TANGIBLE ASSETS

Separator, drilling pipe, valves and drilling hardware.

SCHEDULE 8
ASSUMED LIABILITIES

(A)	ORMAT Obligations

The September 21 2010 agreement, as amended September 24, 2010, between ORNI 5 LLC (“ORNI 5”) and ORNI 21 LLC (“ORNI 21” and with ORNI 5, collectively “ORMAT”) and IAE (the “ORMAT Agreement”) assigns the Atkinson Hughes Lease, the Salton Sea Lease, the Pon Lease, and the BLM 43302 Lease to IAE (collectively the “ORMAT Leases”).

IAE assumes the following financial obligations:

(A)

IAE must pay to ORNI 5 $50,000 within 15 days of receipt of the first proceeds of any loan or equity contribution relating to or derived from the financing of any geothermal electrical generating facility that is located anywhere within (or that uses geothermal resources located anywhere within, or that injects geothermal effluent or condensate into) the area of the ORNI 5 Leases and other nearby lands (the “Prospect Area).

(B)

For the first 10 years following the ORMAT Agreement, IAE must pay to ORNI 5 a royalty of 0.5% of all revenues received in connection with geothermal activities within the Prospect Area. Thereafter, this royalty increases to 0.75%. The obligation to pay royalties lasts until October 25, 2060.

Note that the royalties payable under (ii) above with respect to the Prospect Area apply to all lands as described in the map appended to the ORMAT Agreement. Therefore, if IAE or its assigns acquire additional land that is within the definition of the Prospect Area, revenues generated from those later acquired lands will also be subject to the royalties described above.

(B)	LEA Obligations

(a)	2004 Agreement – applies to all Truckhaven leases

On December 16, 2004, IAE entered into an agreement with LEA for the purchase of geothermal resource interests (the “2004 Agreement”). The 2004 Agreement granted to IAE, among other things, the exclusive right to negotiate the geothermal lease with SF Pacific Properties (such lease having later been executed on April 1, 2006) and the pending application for the BLM 43303 lease.

IAE’s outstanding potential financial obligations under the 2004 Agreement include:

(I)

Upon the close of debt financing for the construction of a geothermal power plant project which utilizes resources from the Truckhaven Resource Area and a PPA, LEA is entitled to receive from the proceeds of construction financing a lump sum payment equal to $7000 per MW of the design capacity or nameplate rating of the plant to be constructed.

(II)	An additional $7000 per MW of installed capacity if and when construction is complete and passes all commissioning tests.

(III)	0.5% of the gross sale proceeds from the sale of electrical power generated by any geothermal power project developed by IAE within the

Truckhaven Resource Area which is attributable in whole or part to the use of the LEA resource for production/injection operations.

The maximum payable from (1),(2) and (3) above not to exceed $2,000,000 over the lifetime of the agreement.

(IV)

If IAE chooses, in its sole discretion, to develop a geothermal power project at a location other than the Truckhaven Resource Area using an alternate PPA, LEA shall receive a lump sum payment equal to 67% of what would otherwise be due LEA in accordance with (1) and (2) above.

The obligations with respect to the 2004 Agreement apply to the Truckhaven Resource Area, and are not limited to the specific leases assigned. Therefore, these obligations attach to any leases within the Truckhaven Resource Area, whether or not obtained from LEA, and includes leases obtained after the execution of the 2004 Agreement.

(b)	2008 Agreement – applies to East Brawley and South Brawley leases

On February 19, 2008 IAE and LEA entered into a further agreement which assigned LEA’s interests under the Brett and Smith Brothers leases (the “2008 Agreement”).

IAE’s outstanding potential financial obligations under the 2008 Agreement include:

(V)

Upon the earlier of the close of financing for the construction by IAE of the first electric power generation facility at the Imperial Projects, or the commencement of construction, IAE will pay a fee of $20,000 per gross MW of installed power capacity plus a one-time fee of $685,000.

(VI)

Upon the close of construction financing or the close of permanent financing (whichever is earlier) for every subsequent power generation facility at the Imperial Projects, IAE shall pay to LEA $18,000 per gross MW of installed power capacity.

(VII)

IAE shall pay to LEA an overriding royalty of 0.5% of the gross revenue from the sale of geothermal electric power and byproducts from the first electric power generation facility constructed until the facility is decommissioned.

(VIII)

If, by the fourth anniversary of the effective date of the 2008 Agreement, IAE has not commenced drilling of an exploratory well with a programmed minimum depth of 4,000 feet with an 8.5 inch minimum hole diameter in the intended production zone in any of the three Imperial Projects, then IAE shall pay to LEA $50,000 for each project which has not been drilled and IAE’s rights and interest shall remain in full force for two additional years. The rights and interests can be lost if drilling has not been accomplished after the additional two years.

The obligations with respect to the 2008 Agreement apply to the Imperial Projects generally, and are not limited to the specific leases assigned. Therefore, these obligations attach to any leases within the Imperial Projects, whether or not obtained from LEA, and includes leases obtained after the execution of the 2004 Agreement.

(c)	2010 Amendment

The 2008 and 2004 Agreements were amended by agreement on October 25, 2010 (the “2010 Amendment”)

(IX)

The 2004 Agreement was amended to increase the amount payable to $20,000 per MW of design capacity or nameplate rating for each geothermal resource electricity project (previously it was $7,000 per MW in two stages for a total of $14,000 per MW). The overriding royalty was also increased from 0.5% to 0.7%. These changes lead to the elimination of the $2,000,000 limit on total payable.

(X)	The $685,000 payment contemplated in the 2008 Agreement shall apply only to South Brawley and East Brawley and not to Truckhaven or Wister.

(XI)

The 2010 Amendment makes it clear that the leases acquired in the ORMAT Agreement are subject to the obligations IAE assumed under the 2004 Agreement. Those leases therefore require royalty payments to both LEA and ORNI 5 under their respective agreements.

(C)	Geothermal Lease obligations, as described in the Geothermal Leases.

(D)	Well Related Bonds, as described in Schedule 12 hereto.

SCHEDULE 9
INSURANCE POLICIES

All insurance policies currently in effect shall remain with the Vendor and are not included in the Purchased Assets.

SCHEDULE 10
ENVIRONMENTAL MATTERS

There are no environmental claims or proceedings under Environmental Law affecting the Purchased Assets.

SCHEDULE 11
PREPAID EXPENSES

None other than current payments made by the Vendor under the Geothermal Leases.

SCHEDULE 12
WELL RELATED BONDS

(A)	Iceland America Energy Truckhaven 1 Well: State of California, $25,000 (current bond secured by the Vendor)

(B)	Phillips Truckhaven 1 Well:

- State of California, $25,000 (current bond secured by the Ormat)
- County of Imperial CA, $25,000 (current bond secured by the Ormat)

Total Well Bonds to be replaced by the Purchaser - $75,000.

SCHEDULE 13
CURRENT LEASE PAYMENTS

1.	Pon - $50,000;

2.	Jordan – US$264,000;

3.	SF Pacific – US$16,000;

4.	Atkinson US$10,000;

5.	new airport lease (Burtech) US$15,000.